Exhibit 99.1
NEWS FROM LAKELAND FINANCIAL CORPORATION
FOR IMMEDIATE RELEASE

Contact
Lisa M. O’Neill
Executive Vice President and Chief Financial Officer
(574) 267-9125
lisa.oneill@lakecitybank.com

Lakeland Financial Reports Record Second Quarter 2022 Performance; Year-to-Date Record Net Income Improves by 4% to $49.3 million

Warsaw, Indiana (July 25, 2022) – Lakeland Financial Corporation (Nasdaq Global Select/LKFN), parent company of Lake City Bank, today reported record second quarter net income of $25.7 million for the three months ended June 30, 2022, an increase of 5%, or $1.3 million, versus $24.3 million for the second quarter of 2021. Diluted earnings per share increased 5% to $1.00 for the second quarter of 2022, versus $0.95 for the second quarter of 2021. On a linked quarter basis, net income increased 9%, or $2.0 million, from the first quarter of 2022 in which the company had net income of $23.6 million, or $0.92 diluted earnings per share. Pretax pre-provision earnings, which is a non-GAAP financial measure, were $31.3 million for the second quarter of 2022, an increase of 10%, or $2.9 million, from $28.4 million for the second quarter of 2021. On a linked quarter basis, pretax pre-provision earnings increased 9%, or $2.7 million, from $28.6 million for the first quarter of 2022.

The company further reported record net income of $49.3 million for the six months ended June 30, 2022 versus $47.3 million for the comparable period of 2021, an increase of 4%, or $2.0 million. Diluted earnings per share also increased 4% to $1.92 for the six months ended June 30, 2022 versus $1.85 for the comparable period of 2021. Pretax pre-provision earnings were $59.9 million for the six months ended June 30, 2022, versus $57.8 million for the comparable period of 2021, an increase of 3%, or $2.0 million.

David M. Findlay, President and Chief Executive Officer commented, “On May 14th, we began a yearlong celebration of Lake City Bank's 150th anniversary. On a spring day in 1872, a group of investors came together to form Lake City Bank, and that name has been on the door ever since. We are proud of our history as a community bank and our exceptional track record of serving the Indiana communities where we live and work. Our 150th anniversary celebration will focus on our Lake City Bank team members and those communities and kicked off with a $150,000 donation given in $10,000 increments to the community foundations in the 15 Indiana Counties we serve.”

Findlay continued, “Our record results for the quarter and first six months of 2022 reflect our disciplined and consistent track record of strong operating performance. Our long history of organic balance sheet growth continued in the quarter with healthy loan growth and our asset sensitive balance sheet benefitted from the Federal Reserve's interest rate actions during the first six months of 2022.”

Financial Performance – Second Quarter 2022

Second Quarter 2022 versus Second Quarter 2021 highlights:

•Return on average equity of 17.65%, compared to 14.71%
•Return on average assets of 1.59%, compared to 1.58%
•Core loan growth, excluding PPP loans, of $260.0 million, or 6%
•Core deposit growth of $226.9 million, or 4%
•Noninterest bearing demand deposit account growth of $54.6 million, or 3%
•Net interest income increase of $5.0 million, or 11%
•Net interest margin expansion of 25 basis points to 3.26% compared to 3.01%
•Provision expense of $0 compared to a reverse provision of $1.7 million
•Noninterest expense increase of $1.3 million, or 5%
•Dividend per share increase of 18%, or $0.06 per share, to $0.40 from $0.34
•Watch list loans decreased by $68.5 million, or 26%, from $260.5 million to $192.1 million
•Total risk-based capital ratio of 15.15% compared to 15.04%
•Tangible capital ratio of 8.92% compared to 10.81%

Second Quarter 2022 versus First Quarter 2022 highlights:

•Return on average equity of 17.65%, compared to 14.04%
•Return on average assets of 1.59% compared to 1.44%
•Core loan growth, excluding PPP loans, of $78.3 million, or 2%
•Core deposit reduction of $198.8 million, or 3%
•Noninterest bearing demand deposit account contraction of $82.8 million, or 4%
•Net interest income increase of $3.8 million, or 8%
•Net interest margin expansion of 33 basis points to 3.26% compared to 2.93%
•Provision expense of $0 compared to provision expense of $417,000
•Noninterest expense increase of $944,000, or 4%
•Watch list loans decreased by $26.7 million, or 12%, from $218.8 million to $192.1 million
•Total risk-based capital of 15.15% at the end of each period
•Tangible capital ratio of 8.92% compared to 9.22%

As announced on July 12, 2022, the board of directors approved a cash dividend for the second quarter of $0.40 per share, payable on August 5, 2022, to shareholders of record as of July 25, 2022. The second quarter dividend per share of $0.40 is unchanged from the dividend per share paid for the first quarter of 2022 and reflects an 18% increase from the dividend rate a year ago.

Return on average total equity for the second quarter of 2022 was 17.65%, compared to 14.71% in the second quarter of 2021 and 14.04% in the linked first quarter of 2022. Return on average assets for the second quarter of 2022 was 1.59%, compared to 1.58% in the second quarter of 2021 and 1.44% in the linked first quarter of 2022. The company’s total capital as a percent of risk-weighted assets was 15.15% at June 30, 2022, compared to 15.04% at June 30, 2021 and 15.15% at March 31, 2022.

“The strength of our balance sheet continues to support the significant increase in our dividend to shareholder and our record profitability further bolstered our fortress balance sheet,” Findlay stated.

The company’s tangible common equity to tangible assets ratio, which is a non-GAAP financial measure, was 8.92% at June 30, 2022, compared to 10.81% at June 30, 2021 and 9.22% at March 31, 2022. Tangible equity and tangible assets have been negatively impacted by the decline in market value of the company's available-for-sale investment securities portfolio. The market value decline was a result of the yield curve steepening during the first half of 2022. The increase in market interest rates led to an unrealized loss in market value of $175.6 million as of June 30, 2022, compared to an unrealized gain in market value of $29.9 million at June 30, 2021 and an unrealized loss in market value of $117.4 million at March 31, 2022. When excluding the impact of accumulated other comprehensive income on tangible common equity, the company's adjusted tangible common equity to adjusted tangible assets ratio was 11.08% at June 30, 2022 compared to 10.49% at June 30, 2021 and 10.44% at March 31, 2022.

The company elected to transfer $151.4 million of municipal bonds from the available-for-sale securities portfolio to held-to-maturity designation on April 1, 2022 as a balance sheet management strategy.

Average total loans, excluding PPP loans, were $4.42 billion for the second quarter of 2022 compared to $4.14 billion for the second quarter of 2021, an increase of $276.4 million, or 7%. On a linked quarter basis, average total loans, excluding PPP loans, increased by $132.7 million, or 3%.

“Core loan growth was encouraging this quarter and included gross commercial originations in excess of $548 million. Although the commercial line utilization rate remained unchanged at 43% on a linked quarter basis, our commercial lines increased by $105 million, while line usage increased by $59 million in the second quarter. Notably, the loan pipeline remains encouraging,” added Findlay.

Average total loans were $4.43 billion in the second quarter of 2022, an increase of $124.8 million, or 3%, from $4.30 billion for the first quarter of 2022, and a decrease of $62.0 million, or 1%, from $4.49 billion for the second quarter 2021. PPP average loan forgiveness of $338.4 million during the past 12 months brought PPP average loan balances to $9.7 million during the second quarter of 2022, compared to $348.0 million average PPP loans during the second quarter of 2021.

Total loans, excluding PPP loans, increased by $260.0 million, or 6%, as of June 30, 2022 compared to June 30, 2021. On a linked quarter basis, total loans, excluding PPP loans, were $4.42 billion as of June 30, 2022, an increase of $78.3 million, or

2%, as compared to March 31, 2022. Total loans outstanding increased by $71.0 million, or 2%, from $4.35 billion as of June 30, 2021 to $4.42 billion as of June 30, 2022, due primarily to organic loan growth of $260.0 million and offset by PPP loan forgiveness of $189.0 million. PPP loans outstanding were $5.2 million as of June 30, 2022, $12.5 million as of March 31, 2022, and $194.2 million as of June 30, 2021.

Average total deposits were $5.75 billion for the second quarter of 2022, an increase of $365.3 million, or 7%, versus $5.39 billion for the second quarter of 2021. On a linked quarter basis, average total deposits decreased by $96.1 million, or 2%. Total deposits increased $226.9 million, or 4%, from $5.39 billion as of June 30, 2021 to $5.62 billion as of June 30, 2022. On a linked quarter basis, total deposits decreased by $199.0 million, or 3%, from $5.82 billion as of March 31, 2022.

Core deposits, which exclude brokered deposits, increased by $226.9 million, or 4%, from $5.38 billion at June 30, 2021 to $5.61 billion at June 30, 2022. This increase was due to growth in public fund deposits of $182.8 million, or 14%; growth in retail deposits of $73.8 million, or 4%; and contraction in commercial deposits of $29.7 million, or 1%. On a linked quarter basis, core deposits decreased by $198.8 million, or 3%, at June 30, 2022 compared to March 31, 2022. Linked quarter decreases resulted from commercial deposit contraction of $189.7 million, an 8% decrease; retail deposit contraction of $126.7 million, a 6% decrease; and public funds growth of $117.6 million, a 9% increase.

Investment securities were $1.43 billion at June 30, 2022, an increase of $303.8 million, or 27%, as compared to $1.12 billion at June 30, 2021. Investment securities represented 23% of total assets on June 30, 2022 compared to 18% on June 30, 2021 and 23% on March 31, 2022. The company paused additions to the investment securities portfolio at the end of the second quarter as excess liquidity on the balance sheet was reduced by loan growth and deposit outflows during the quarter. The company expects to use cash flows from the investment securities portfolio to help fund loan growth and for the investment securities portfolio to represent a lower percent of total assets over time.

Findlay added, “We are pleased that excess liquidity on our balance sheet declined by $305 million during the quarter due to the combined effects of loan growth and commercial deposit outflows. The improvement in the loan to deposit ratio to 79% from 75% in March is also an encouraging development.”

The company’s net interest margin increased 25 basis points to 3.26% for the second quarter of 2022 compared to 3.01% for the second quarter of 2021. The increased margin in the second quarter of 2022 compared to the prior year period was due to higher yields on loans, partially offset by a higher cost of funds. The higher yields were driven by three Federal Reserve Bank increases to the target Federal Funds rate in March, May, and June of 2022. The overall effect of these rate increases raised the Federal Funds rate by a cumulative 150 basis points and increased the target Federal Funds rate range from a zero-bound range of 0.00% - 0.25% prior to the first rate increase in March of 2022 to a range of 1.50 - 1.75% at June 30, 2022.

Total PPP loan income recognized for the second quarter of 2022 was $204,000 compared to $3.7 million for the second quarter of 2021, a decrease of 94%. PPP interest and fees had a nominal impact on the second quarter 2022 net interest margin compared to net interest margin compression of 6 basis points for the second quarter 2021. Despite the decrease in PPP loan fee income, earning asset yields increased 30 basis points from 3.28% for the second quarter of 2021 to 3.58% for the second quarter of 2022. Offsetting the increased yield on earning assets was an increase to the company's cost of funds of 5 basis points. Interest expense as a percentage of earning assets increased to 0.32% for the three-month period ended June 30, 2022, from 0.27% for the three-month period ended June 30, 2021.

Linked quarter net interest margin was 33 basis points higher at 3.26% for the second quarter of 2022 compared to 2.93% for the first quarter of 2022. Earning asset yields increased by 45 basis points. Interest expense as a percentage of earning assets increased 12 basis points for the three-month period ended June 30, 2022, from a historical low of 0.20% for the three-month period ended March 31, 2022.

Net interest income increased by $5.0 million, or 11%, for the three months ended June 30, 2022 compared to the three months ended June 30, 2021. On a linked quarter basis, net interest income increased $3.8 million, or 8%, from the first quarter of 2022. PPP loan income, including interest and fees, was $204,000 for the second quarter of 2022, compared to $3.7 million for the second quarter of 2021, and $505,000 during the first quarter of 2022. Net interest income increased by $6.2 million for the six months ended June 30, 2022 as compared to the six months ended June 30, 2021 due primarily to an increase in investment security income of $7.2 million offset by a decline in loan interest income of $1.7 million.

“The aggressive Federal Reserve Bank tightening during the second quarter and the resulting benefit to net interest margin highlighted our balance sheet sensitivity to market interest rates. Commercial loan yields improved by 28 basis points from 3.76% to 4.04% during the quarter,” Findlay stated.

The company recorded no provision for credit losses in the second quarter of 2022, compared to a reverse provision of $1.7 million in the second quarter of 2021. On a linked quarter basis, provision expense was $417,000 in the first quarter of 2022. Provision expense was $417,000 for the six months ended June 30, 2022, compared to reverse provision of $223,000 for the prior six-month period ended June 30, 2021. The company’s credit loss reserve to total loans was 1.53% at June 30, 2022 versus 1.65% at June 30, 2021 and 1.55% at March 31, 2022. The company’s credit loss reserve to total loans excluding PPP loans, which is a non-GAAP financial measure, was 1.53% at June 30, 2022 versus 1.72% at June 30, 2021 and 1.56% at March 31, 2022.

Net charge offs in the second quarter of 2022 were $3,000 versus net recoveries of $1.6 million in the second quarter of 2021 and net charge offs of $664,000 during the linked first quarter of 2022. Annualized net charge offs (recoveries) to average loans were 0.00% for the second quarter of 2022, (0.14%) for the second quarter of 2021, and 0.06% for the linked first quarter of 2022. Net charge offs were $667,000 for the six months ended June 30, 2022 compared to $1.5 million net recoveries recorded in the prior year six month period ending June 30, 2021. Annualized net charge offs as a percentage of average loans was 0.03% for the six months ended June 30, 2022 compared to net recoveries as a percent of average loans of 0.07% for the six months ended June 30, 2021.

Nonperforming assets increased $1.0 million, or 8%, to $12.8 million as of June 30, 2022 versus $11.8 million as of June 30, 2021. On a linked quarter basis, nonperforming assets decreased $1.3 million, or 9%, versus the $14.1 million reported as of March 31, 2022. The ratio of nonperforming assets to total assets at June 30, 2022 increased to 0.20% from 0.19% at June 30, 2021 and decreased from 0.22% at March 31, 2022. Total individually analyzed and watch list loans decreased by $68.5 million, or 26%, to $192.1 million at June 30, 2022 versus $260.5 million as of June 30, 2021. On a linked quarter basis, total individually analyzed and watch list loans decreased by $26.7 million, or 12%, from $218.8 million at March 31, 2022, due primarily to borrower risk rating upgrades.

Findlay commented, “We are pleased to report that watch list loans have decreased for six consecutive quarters. Further, the semi-annual commercial loan portfolio reviews notably did not include any borrower downgrades. We are closely monitoring the impact of ongoing supply chain challenges, the impact of inflation and rising interest rates on our borrowers, and broader economic conditions. While we are pleased with our overall loan quality measures, we will continue to look for any signs of a potential recession. Finally, as we always have, we will maintain our disciplined credit approval process.”

The company’s noninterest income decreased $848,000, or 7%, to $10.5 million for the second quarter of 2022, compared to $11.3 million for the second quarter of 2021. Noninterest income was positively impacted by elevated service charges on deposit accounts which increased by $361,000, or 14%, as a result of increased economic activity in the company's operating footprint. In addition, loan and service fee income increased by $153,000, or 5%; merchant card fee income increased by $138,000, or 18%; and wealth advisory fees increased by $126,000, or 6%. Driving the decrease was a reduction of $888,000 in bank owned life insurance income related to the company's variable life insurance policies. These policies are tied to the equity markets and can be subject to volatility based on market performance. In addition, other income decreased $445,000, which was caused by a reduction in income recognized during the quarter related to various limited partnership investment holdings and other non-recurring items.

Noninterest income decreased by $195,000, or 2%, on a linked quarter basis from $10.7 million. The linked quarter decrease resulted primarily from a decrease in other income of $648,000 and a decrease in mortgage banking income of $158,000, or 31%. The decrease in other income was driven by a decrease in income recognized during the quarter related to various limited partnership and low-income housing investment holdings. The decrease in mortgage banking income was caused by a decrease in volume due to a slowdown in demand as a result of the higher rate environment. Offsetting these decreases was an increase in loan and service fees of $306,000, or 11%, driven by increased interchange fee income, and an increase in interest rate swap fee income of $304,000.

Noninterest income decreased by $2.7 million to $21.2 million for the six months ended June 30, 2022, compared to $23.9 million for the prior year six month period. Notably, wealth advisory fees improved by 6%, service charges on deposit accounts improved by 14%, loan and service fees improved by 5% and merchant card fee income improved by 24%. The decrease in noninterest income resulted primarily from reduced bank owned life insurance income of $1.7 million due to decline in the equity markets as well as $1 million decline in mortgage banking income due to the impact of rising interest rates on reduced mortgage loan origination volumes.

The company’s noninterest expense increased by $1.3 million, or 5% to $27.9 million in the second quarter of 2022, compared to $26.6 million in the second quarter of 2021. Other expense increased $1.4 million driven by accruals for ongoing legal matters. In addition, corporate and business development expenses increased $734,000, or 105%, and net occupancy expense increased $261,000, or 18%. The increase in corporate and business development expenses was primarily a result of increased sponsorships and contributions, including $150,000 given in $10,000 increments to the 15 community foundations in our market footprint in recognition of Lake City Bank's 150th anniversary. In addition, corporate and business development expense reflects higher advertising costs and increased client development expense. The increase to net occupancy expense was caused by budgeted repairs to company facilities. Salaries and employee benefits decreased by $964,000, or 6%, and professional fees decreased $425,000, or 23%. The decrease to salary and benefits was driven by reduced deferred compensation expense, which is tied to equity market performance, and the reduction in professional fees was a result of reduced legal expenses during the second quarter of 2022.

On a linked quarter basis, noninterest expense increased by $944,000, or 4%, from $27.0 million. Salaries and employee benefits increased $406,000, or 3%, based on an increase in compensation for every hourly employee in the bank during the first quarter of 2022 in response to the competitive workforce environment and the impact of inflation on the employee base. Corporate and business development increased $214,000, or 18%, primarily driven by contributions associated with the company's sesquicentennial celebration. FDIC insurance and other regulatory fees increased $180,000, or 41%, due to increased FDIC premiums caused by fluctuations in the bank's capital position and asset size. Offsetting these increases was a decrease in professional fees of $145,000, or 9%, due to a decrease in legal expense incurred during the quarter.

Noninterest expense increased by $1.5 million, or 3%, for the six months ended June 30, 2022, from $53.4 million to $54.9 million. The increase was due primarily to an increase of $2.4 million in other expense, offset by decreases in salaries and benefits of $957,000 and a $743,000 reduction in professional fees. The company’s efficiency ratio was 47.2% for the second quarter of 2022, compared to 48.5% for the second quarter of 2021 and 48.5% for the linked first quarter of 2022.

Information regarding Lakeland Financial Corporation may be accessed on the home page of its subsidiary, Lake City Bank, at lakecitybank.com. The company’s common stock is traded on the Nasdaq Global Select Market under “LKFN.” In addition to the results presented in accordance with generally accepted accounting principles in the United States, this earnings release contains certain non-GAAP financial measures. The company believes that providing non-GAAP financial measures provides investors with information useful to understanding the company’s financial performance. Additionally, these non-GAAP measures are used by management for planning and forecasting purposes, including tangible common equity, tangible assets, tangible book value per share, tangible common equity to tangible assets ratio and pretax pre-provision earnings. A reconciliation of these and other non-GAAP measures to the most comparable GAAP equivalents is included in the attached financial tables where the non-GAAP measures are presented.

This document contains, and future oral and written statements of the company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “continue,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. The company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain and, accordingly, the reader is cautioned not to place undue reliance on any forward-looking statements made by the company. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the company undertakes no obligation to update any statement in light of new information or future events. Numerous factors could cause the company’s actual results to differ from those reflected in forward-looking statements, including the effects of governmental monetary and fiscal policies and the impact on the current economic environment, including its effects on our customers, local economic conditions, our operations and vendors, and the responses of federal, state and local governmental authorities, as well as those identified in the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K and quarterly reports on Form 10-Q.

LAKELAND FINANCIAL CORPORATION
SECOND QUARTER 2022 FINANCIAL HIGHLIGHTS

	Three Months Ended			Six Months Ended
(Unaudited – Dollars in thousands, except per share data)	June 30,	March 31,	June 30,	June 30,	June 30,
END OF PERIOD BALANCES	2022	2022	2021	2022	2021
Assets	$6,265,087	$6,572,259	$6,232,914	$6,265,087	$6,232,914
Deposits	5,621,584	5,820,623	5,394,664	5,621,584	5,394,664
Brokered Deposits	10,008	10,244	10,004	10,008	10,004
Core Deposits (1)	5,611,576	5,810,379	5,384,660	5,611,576	5,384,660
Loans	4,424,699	4,353,714	4,353,709	4,424,699	4,353,709
PPP Loans	5,219	12,506	194,212	5,219	194,212
Allowance for Credit Losses	67,523	67,526	71,713	67,523	71,713
Total Equity	562,063	609,102	677,471	562,063	677,471
Goodwill net of deferred tax assets	3,803	3,803	3,794	3,803	3,794
Tangible Common Equity (2)	558,260	605,299	673,677	558,260	673,677
AVERAGE BALANCES
Total Assets	$6,460,888	$6,651,943	$6,171,427	$6,555,888	$6,030,178
Earning Assets	6,157,051	6,392,075	5,924,801	6,273,914	5,782,293
Investments	1,476,144	1,514,024	955,242	1,494,979	864,250
Loans	4,425,713	4,300,926	4,487,683	4,363,664	4,527,234
PPP Loans	9,665	17,555	348,026	13,588	375,226
Total Deposits	5,752,519	5,848,638	5,387,185	5,800,313	5,247,878
Interest Bearing Deposits	3,927,191	3,882,521	3,753,499	3,904,979	3,647,826
Interest Bearing Liabilities	3,981,587	3,957,547	3,828,499	3,969,634	3,723,580
Total Equity	583,324	682,692	663,993	632,733	658,690
INCOME STATEMENT DATA
Net Interest Income	$48,678	$44,880	$43,661	$93,558	$87,340
Net Interest Income-Fully Tax Equivalent	50,079	46,148	44,452	96,227	88,818
Provision for Credit Losses	0	417	(1,700)	417	(223)
Noninterest Income	10,492	10,687	11,340	21,179	23,897
Noninterest Expense	27,913	26,969	26,648	54,882	53,394
Net Income	25,673	23,642	24,348	49,315	47,331
Pretax Pre-Provision Earnings (2)	31,257	28,598	28,353	59,855	57,843
PER SHARE DATA
Basic Net Income Per Common Share	$1.00	$0.93	$0.96	$1.93	$1.86
Diluted Net Income Per Common Share	1.00	0.92	0.95	1.92	1.85
Cash Dividends Declared Per Common Share	0.40	0.40	0.34	0.80	0.68
Dividend Payout	40.00%	43.48%	35.79%	41.67%	36.76%
Book Value Per Common Share (equity per share issued)	22.01	23.86	26.59	22.01	26.59
Tangible Book Value Per Common Share (2)	21.87	23.71	26.45	21.87	26.45
Market Value – High	79.14	85.71	70.25	85.71	77.05
Market Value – Low	64.84	72.78	57.02	64.84	53.03
Basic Weighted Average Common Shares Outstanding	25,527,896	25,515,271	25,473,497	25,521,618	25,465,621
Diluted Weighted Average Common Shares Outstanding	25,697,577	25,690,372	25,602,063	25,699,908	25,596,843
KEY RATIOS
Return on Average Assets	1.59%	1.44%	1.58%	1.52%	1.58%
Return on Average Total Equity	17.65	14.04	14.71	15.72	14.49
Average Equity to Average Assets	9.03	10.26	10.76	9.65	10.92
Net Interest Margin	3.26	2.93	3.01	3.09	3.10
Net Interest Margin, Excluding PPP Loans (2)	3.26	2.90	2.95	3.08	3.00
Efficiency (Noninterest Expense / Net Interest Income plus Noninterest Income)	47.17	48.53	48.45	47.83	48.00
Tier 1 Leverage (3)	10.83	10.47	10.59	10.83	10.59
Tier 1 Risk-Based Capital (3)	13.90	13.90	13.79	13.90	13.79
Common Equity Tier 1 (CET1) (3)	13.90	13.90	13.79	13.90	13.79
Total Capital (3)	15.15	15.15	15.04	15.15	15.04
Tangible Capital (2) (3)	8.92	9.22	10.81	8.92	10.81
ASSET QUALITY
Loans Past Due 30 - 89 Days	$784	$3,671	$673	$784	$673
Loans Past Due 90 Days or More	105	18	18	105	18
Non-accrual Loans	12,494	13,900	10,709	12,494	10,709
Nonperforming Loans (includes nonperforming TDRs) (4)	12,599	13,918	10,727	12,599	10,727
Other Real Estate Owned	196	196	1,079	196	1,079
Other Nonperforming Assets	0	17	0	0	0
Total Nonperforming Assets	12,795	14,131	11,806	12,795	11,806
Performing Troubled Debt Restructurings (4)	0	0	5,040	0	5,040
Nonperforming Troubled Debt Restructurings (included in nonperforming loans) (4)	0	0	5,938	0	5,938
Total Troubled Debt Restructurings (4)	0	0	10,978	0	10,978
Individually Analyzed Loans	19,986	24,554	19,277	19,986	19,277
Non-Individually Analyzed Watch List Loans	172,084	194,222	241,265	172,084	241,265
Total Individually Analyzed and Watch List Loans	192,070	218,776	260,542	192,070	260,542
Gross Charge Offs	98	740	267	838	503
Recoveries	95	76	1,836	171	1,981
Net Charge Offs/(Recoveries)	3	664	(1,569)	667	(1,478)
Net Charge Offs/(Recoveries) to Average Loans	0.00%	0.06%	(0.14%)	0.03%	(0.07%)
Credit Loss Reserve to Loans	1.53%	1.55%	1.65%	1.53%	1.65%
Credit Loss Reserve to Loans, Excluding PPP Loans (2)	1.53%	1.56%	1.72%	1.53%	1.72%
Credit Loss Reserve to Nonperforming Loans	535.97%	485.18%	668.51%	535.97%	668.51%
Credit Loss Reserve to Nonperforming Loans and Performing TDRs (4)	535.97%	485.18%	454.82%	535.97%	454.82%
Nonperforming Loans to Loans	0.28%	0.32%	0.25%	0.28%	0.25%
Nonperforming Assets to Assets	0.20%	0.22%	0.19%	0.20%	0.19%
Total Individually Analyzed and Watch List Loans to Total Loans	4.34%	5.03%	5.98%	4.34%	5.98%
Total Individually Analyzed and Watch List Loans to Total Loans, Excluding PPP Loans (2)	4.35%	5.04%	6.26%	4.35%	6.26%
OTHER DATA
Full Time Equivalent Employees	606	585	600	606	600
Offices	52	52	50	52	50

(1)Core deposits equals deposits less brokered deposits
(2)Non-GAAP financial measure - see "Reconciliation of Non-GAAP Financial Measures"
(3)Capital ratios for June 30, 2022 are preliminary until the Call Report is filed.
(4)On April 1, 2022, the company adopted certain aspects of ASU 2022-02, whereby the company no longer recognizes or accounts for TDRs. Adoption of this standard was retrospective to January 1, 2022.

CONSOLIDATED BALANCE SHEETS (in thousands, except share data)
	June 30, 2022	December 31, 2021
	(Unaudited)
ASSETS
Cash and due from banks	$72,386	$51,830
Short-term investments	97,129	631,410
Total cash and cash equivalents	169,515	683,240

Securities available-for-sale, at fair value	1,300,580	1,398,558
Securities held-to-maturity, at amortized cost (fair value of $113,350 and $0, respectively)	127,411	0
Real estate mortgage loans held-for-sale	2,646	7,470
Loans, net of allowance for credit losses of $67,523 and $67,773	4,357,176	4,220,068
Land, premises and equipment, net	58,601	59,309
Bank owned life insurance	97,599	97,652
Federal Reserve and Federal Home Loan Bank stock	12,840	13,772
Accrued interest receivable	20,733	17,674
Goodwill	4,970	4,970
Other assets	113,016	54,610
Total assets	$6,265,087	$6,557,323

LIABILITIES
Noninterest bearing deposits	$1,797,614	$1,895,481
Interest bearing deposits	3,823,970	3,839,926
Total deposits	5,621,584	5,735,407

Borrowings - Federal Home Loan Bank advances	0	75,000
Accrued interest payable	1,948	2,619
Other liabilities	79,492	39,391
Total liabilities	5,703,024	5,852,417

STOCKHOLDERS’ EQUITY
Common stock: 90,000,000 shares authorized, no par value
25,816,997 shares issued and 25,345,162 outstanding as of June 30, 2022
25,777,609 shares issued and 25,300,793 outstanding as of December 31, 2021	123,571	120,615
Retained earnings	612,026	583,134
Accumulated other comprehensive income (loss)	(158,534)	16,093
Treasury stock at cost (471,835 shares as of June 30, 2022, 476,816 shares as of December 31, 2021)	(15,089)	(15,025)
Total stockholders’ equity	561,974	704,817
Noncontrolling interest	89	89
Total equity	562,063	704,906
Total liabilities and equity	$6,265,087	$6,557,323

CONSOLIDATED STATEMENTS OF INCOME (unaudited - in thousands, except share and per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
NET INTEREST INCOME
Interest and fees on loans
Taxable	$44,138	$42,342	$83,873	$85,803
Tax exempt	280	101	449	205
Interest and dividends on securities
Taxable	3,727	2,177	7,005	4,012
Tax exempt	4,994	2,870	9,600	5,359
Other interest income	483	135	729	223
Total interest income	53,622	47,625	101,656	95,602

Interest on deposits	4,890	3,890	7,971	8,108
Interest on borrowings
Short-term	0	0	0	7
Long-term	54	74	127	147
Total interest expense	4,944	3,964	8,098	8,262

NET INTEREST INCOME	48,678	43,661	93,558	87,340

Provision (Reversal) for credit losses	0	(1,700)	417	(223)

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	48,678	45,361	93,141	87,563

NONINTEREST INCOME
Wealth advisory fees	2,204	2,078	4,491	4,256
Investment brokerage fees	541	575	1,060	1,039
Service charges on deposit accounts	2,882	2,521	5,691	5,012
Loan and service fees	3,195	3,042	6,084	5,818
Merchant card fee income	904	766	1,719	1,388
Bank owned life insurance income (loss)	(183)	705	(266)	1,461
Interest rate swap fee income	354	505	404	754
Mortgage banking income	351	415	860	1,788
Net securities gains	0	44	0	797
Other income	244	689	1,136	1,584
Total noninterest income	10,492	11,340	21,179	23,897

NONINTEREST EXPENSE
Salaries and employee benefits	14,798	15,762	29,190	30,147
Net occupancy expense	1,688	1,427	3,317	2,930
Equipment costs	1,459	1,318	2,870	2,763
Data processing fees and supplies	3,203	3,204	6,284	6,523
Corporate and business development	1,433	699	2,652	2,208
FDIC insurance and other regulatory fees	619	495	1,058	959
Professional fees	1,414	1,839	2,973	3,716
Other expense	3,299	1,904	6,538	4,148
Total noninterest expense	27,913	26,648	54,882	53,394

INCOME BEFORE INCOME TAX EXPENSE	31,257	30,053	59,438	58,066
Income tax expense	5,584	5,705	10,123	10,735
NET INCOME	$25,673	$24,348	$49,315	$47,331

BASIC WEIGHTED AVERAGE COMMON SHARES	25,527,896	25,473,497	25,521,618	25,465,621

BASIC EARNINGS PER COMMON SHARE	$1.00	$0.96	$1.93	$1.86

DILUTED WEIGHTED AVERAGE COMMON SHARES	25,697,577	25,602,063	25,699,908	25,596,843

DILUTED EARNINGS PER COMMON SHARE	$1.00	$0.95	$1.92	$1.85

LAKELAND FINANCIAL CORPORATION
LOAN DETAIL
(unaudited, in thousands)

	June 30, 2022		March 31, 2022		June 30, 2021
Commercial and industrial loans:
Working capital lines of credit loans	$726,798	16.4%	$678,567	15.6%	$616,401	14.1%
Non-working capital loans	802,994	18.2	784,890	18.0	886,284	20.3
Total commercial and industrial loans	1,529,792	34.6	1,463,457	33.6	1,502,685	34.4

Commercial real estate and multi-family residential loans:
Construction and land development loans	418,284	9.4	399,618	9.2	402,583	9.2
Owner occupied loans	726,531	16.4	724,588	16.6	672,903	15.5
Nonowner occupied loans	635,477	14.4	619,163	14.2	606,096	13.9
Multifamily loans	173,875	3.9	214,003	4.9	300,449	6.9
Total commercial real estate and multi-family residential loans	1,954,167	44.1	1,957,372	44.9	1,982,031	45.5

Agri-business and agricultural loans:
Loans secured by farmland	194,248	4.4	164,252	3.8	167,314	3.8
Loans for agricultural production	193,654	4.4	259,417	6.0	179,338	4.1
Total agri-business and agricultural loans	387,902	8.8	423,669	9.8	346,652	7.9

Other commercial loans	93,157	2.1	78,412	1.8	85,356	2.0
Total commercial loans	3,965,018	89.6	3,922,910	90.1	3,916,724	89.8

Consumer 1-4 family mortgage loans:
Closed end first mortgage loans	190,988	4.3	180,448	4.1	169,653	3.9
Open end and junior lien loans	172,449	3.9	158,583	3.6	162,327	3.7
Residential construction and land development loans	10,075	0.2	11,135	0.3	12,505	0.3
Total consumer 1-4 family mortgage loans	373,512	8.4	350,166	8.0	344,485	7.9

Other consumer loans	88,683	2.0	83,395	1.9	100,771	2.3
Total consumer loans	462,195	10.4	433,561	9.9	445,256	10.2
Subtotal	4,427,213	100.0%	4,356,471	100.0%	4,361,980	100.0%
Less: Allowance for credit losses	(67,523)		(67,526)		(71,713)
Net deferred loan fees	(2,514)		(2,757)		(8,271)
Loans, net	$4,357,176		$4,286,188		$4,281,996

LAKELAND FINANCIAL CORPORATION
DEPOSITS AND BORROWINGS
(unaudited, in thousands)

	June 30, 2022	March 31, 2022	June 30, 2021
Noninterest bearing demand deposits	$1,797,614	$1,880,418	$1,743,000
Savings and transaction accounts:
Savings deposits	430,752	423,030	358,568
Interest bearing demand deposits	2,631,304	2,702,912	2,333,758
Time deposits:
Deposits of $100,000 or more	577,571	620,737	740,484
Other time deposits	184,343	193,526	218,854
Total deposits	$5,621,584	$5,820,623	$5,394,664
FHLB advances	0	75,000	75,000
Total funding sources	$5,621,584	$5,895,623	$5,469,664

LAKELAND FINANCIAL CORPORATION
AVERAGE BALANCE SHEET AND NET INTEREST ANALYSIS
(UNAUDITED)

	Three Months Ended June 30, 2022			Three Months Ended March 31, 2022			Three Months Ended June 30, 2021
(fully tax equivalent basis, dollars in thousands)	Average Balance	Interest Income	Yield (1)/ Rate	Average Balance	Interest Income	Yield (1)/ Rate	Average Balance	Interest Income	Yield (1)/ Rate
Earning Assets
Loans:
Taxable (2)(3)	$4,396,333	$44,138	4.03%	$4,278,894	$39,735	3.77%	$4,474,844	$42,342	3.80%
Tax exempt (1)	29,380	353	4.82	22,032	213	3.92	12,839	128	4.00
Investments: (1)
Securities	1,476,144	10,049	2.73	1,514,024	9,108	2.44	955,242	5,811	2.44
Short-term investments	2,301	2	0.35	2,143	1	0.11	2,305	0	0.00
Interest bearing deposits	252,893	481	0.76	574,982	245	0.17	479,571	135	0.11
Total earning assets	$6,157,051	$55,023	3.58%	$6,392,075	$49,302	3.13%	$5,924,801	$48,416	3.28%
Less: Allowance for credit losses	(67,527)			(68,051)			(72,222)
Nonearning Assets
Cash and due from banks	74,158			71,905			68,798
Premises and equipment	58,978			59,309			59,848
Other nonearning assets	238,228			196,705			190,202
Total assets	$6,460,888			$6,651,943			$6,171,427

Interest Bearing Liabilities
Savings deposits	$425,102	$81	0.08%	$408,314	$75	0.07%	$359,484	$71	0.08%
Interest bearing checking accounts	2,710,674	3,784	0.56	2,642,003	1,862	0.29	2,428,524	1,700	0.28
Time deposits:
In denominations under $100,000	189,538	307	0.65	198,257	346	0.71	224,025	545	0.98
In denominations over $100,000	601,877	718	0.48	633,947	798	0.51	741,466	1,574	0.85
Miscellaneous short-term borrowings	0	0	0.00	26	0	0.00	0	0	0.00
Long-term borrowings	54,396	54	0.40	75,000	73	0.40	75,000	74	0.40
Total interest bearing liabilities	$3,981,587	$4,944	0.50%	$3,957,547	$3,154	0.32%	$3,828,499	$3,964	0.42%
Noninterest Bearing Liabilities
Demand deposits	1,825,327			1,966,117			1,633,686
Other liabilities	70,650			45,587			45,249
Stockholders' Equity	583,324			682,692			663,993
Total liabilities and stockholders' equity	$6,460,888			$6,651,943			$6,171,427
Interest Margin Recap
Interest income/average earning assets		55,023	3.58		49,302	3.13		48,416	3.28
Interest expense/average earning assets		4,944	0.32		3,154	0.20		3,964	0.27
Net interest income and margin		$50,079	3.26%		$46,148	2.93%		$44,452	3.01%

(1)Tax exempt income was converted to a fully taxable equivalent basis at a 21 percent tax rate. The tax equivalent rate for tax exempt loans and tax exempt securities acquired after January 1, 1983 included the Tax Equity and Fiscal Responsibility Act of 1982 (“TEFRA”) adjustment applicable to nondeductible interest expenses. Taxable equivalent basis adjustments were $1.40 million, $1.27 million and $791,000 in the three-month periods ended June 30, 2022, March 31, 2022 and June 30, 2021, respectively.
(2)Loan fees are included as taxable loan interest income. Net loan fees attributable to PPP loans were $180,000, $461,000, and $2.76 million for the three months ended June 30, 2022, March 31, 2022 and June 30, 2021, respectively. All other loan fees were immaterial in relation to total taxable loan interest income for the periods presented.
(3)Nonaccrual loans are included in the average balance of taxable loans.

Reconciliation of Non-GAAP Financial Measures

The allowance for credit losses to loans, excluding PPP loans, and total individually analyzed and watch list loans to total loans, excluding PPP loans, are non-GAAP ratios that management believes are important because they provide better comparability to prior periods. PPP loans are fully guaranteed by the SBA and have not been allocated for within the allowance for credit losses.

A reconciliation of these non-GAAP measures is provided below (dollars in thousands).

	June 30, 2022	March 31, 2022	June 30, 2021
Total Loans	$4,424,699	$4,353,714	$4,353,709
Less: PPP Loans	5,219	12,506	194,212
Total Loans, Excluding PPP Loans	4,419,480	4,341,208	4,159,497

Allowance for Credit Losses	$67,523	$67,526	$71,713

Credit Loss Reserve to Total Loans	1.53%	1.55%	1.65%
Credit Loss Reserve to Total Loans, Excluding PPP Loans	1.53%	1.56%	1.72%

Total Individually Analyzed and Watch List Loans	$192,070	$218,776	$260,542

Total Individually Analyzed and Watch List Loans to Total Loans	4.34%	5.03%	5.98%
Total Individually Analyzed and Watch List Loans to Total Loans, Excluding PPP Loans	4.35%	5.04%	6.26%

Tangible common equity, tangible assets, tangible book value per share, tangible common equity to tangible assets ratio, adjusted tangible common equity to adjusted tangible assets ratio, and pretax pre-provision earnings are non-GAAP financial measures calculated using GAAP amounts. Tangible common equity is calculated by excluding the balance of goodwill and other intangible assets from the calculation of equity, net of deferred tax. Tangible assets are calculated by excluding the balance of goodwill and other intangible assets from the calculation of total assets, net of deferred tax. Adjusted tangible assets and adjusted tangible equity remove the fair market value adjustment impact of the investment securities portfolio. Tangible book value per share is calculated by dividing tangible common equity by the number of shares outstanding less true treasury stock. Pretax pre-provision earnings is calculated by adding net interest income to noninterest income and subtracting noninterest expense. Because not all companies use the same calculation of tangible common equity and tangible assets, this presentation may not be comparable to other similarly titled measures calculated by other companies. However, management considers these measures of the company’s value including only earning assets as meaningful to an understanding of the company’s financial information.

A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

	Three Months Ended			Six Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Total Equity	562,063	609,102	677,471	$562,063	$677,471
Less: Goodwill	(4,970)	(4,970)	(4,970)	(4,970)	(4,970)
Plus: DTA related to goodwill	1,167	1,167	1,176	1,167	1,176
Tangible Common Equity	558,260	605,299	673,677	558,260	673,677
AOCI Market Value Adjustment	157,625	92,751	(23,618)	157,625	(23,618)
Adjusted Tangible Common Equity	715,885	698,050	650,059	715,885	650,059

Assets	$6,265,087	$6,572,259	$6,232,914	$6,265,087	$6,232,914
Less: Goodwill	(4,970)	(4,970)	(4,970)	(4,970)	(4,970)
Plus: DTA related to goodwill	1,167	1,167	1,176	1,167	1,176
Tangible Assets	6,261,284	6,568,456	6,229,120	6,261,284	6,229,120
Market Value Adjustment	199,525	117,406	(29,896)	199,525	(29,896)
Adjusted Tangible Assets	6,460,809	6,685,862	6,199,224	6,460,809	6,199,224

Ending common shares issued	25,527,896	25,527,896	25,473,437	25,527,896	25,473,437

Tangible Book Value Per Common Share	$21.87	$23.71	$26.45	$21.87	$26.45

Tangible Common Equity/Tangible Assets	8.92%	9.22%	10.81%	8.92%	10.81%
Adjusted Tangible Common Equity/Adjusted Tangible Assets	11.08%	10.44%	10.49%	11.08%	10.49%

Net Interest Income	$48,678	$44,880	$43,661	$93,558	$87,340
Plus: Noninterest income	10,492	10,687	11,340	21,179	23,897
Minus: Noninterest expense	(27,913)	(26,969)	(26,648)	(54,882)	(53,394)

Pretax Pre-Provision Earnings	$31,257	$28,598	$28,353	$59,855	$57,843

Net interest margin on a fully-tax equivalent basis, net of PPP loan impact, is a non-GAAP measure that management believes is important because it provides for better comparability to prior periods. Because PPP loans have a low fixed interest rate of 1.0% and because the accretion of net loan fee income can be accelerated upon borrower forgiveness and repayment by the SBA, management is actively monitoring net interest margin on a fully tax equivalent basis with and without PPP loan impact for the duration of this program.

A reconciliation of this non-GAAP financial measure is provided below (dollars in thousands).

Impact of Paycheck Protection Program on Net Interest Margin FTE

	Three Months Ended			Six Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Total Average Earnings Assets	6,157,051	$6,392,075	$5,924,801	$6,273,914	$5,782,293
Less: Average Balance of PPP Loans	(9,665)	(17,555)	(348,026)	(13,588)	(375,226)
Total Adjusted Earning Assets	6,147,386	6,374,520	5,576,775	6,260,326	5,407,067

Total Interest Income FTE	$55,023	$49,302	$48,416	$104,325	$97,080
Less: PPP Loan Income	(204)	(505)	(3,652)	(710)	(8,818)
Total Adjusted Interest Income FTE	54,819	48,797	44,764	103,615	88,262

Adjusted Earning Asset Yield, net of PPP Impact	3.58%	3.10%	3.22%	3.34%	3.29%

Total Average Interest Bearing Liabilities	$3,981,587	$3,957,547	$3,828,499	$3,969,634	$3,723,580
Less: Average Balance of PPP Loans	(9,665)	(17,555)	(348,026)	(13,588)	(375,226)
Total Adjusted Interest Bearing Liabilities	3,971,922	3,939,992	3,480,473	3,956,046	3,348,354

Total Interest Expense FTE	$4,944	$3,154	$3,964	$8,098	$8,262
Less: PPP Cost of Funds	(6)	(11)	(162)	(17)	(465)
Total Adjusted Interest Expense FTE	4,938	3,143	3,802	8,081	7,797

Adjusted Cost of Funds, net of PPP Impact	0.32%	0.20%	0.27%	0.26%	0.29%

Net Interest Margin FTE, net of PPP Impact	3.26%	2.90%	2.95%	3.08%	3.00%

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